SIMTROL, INC.
                           2200 NORCROSS PARKWAY #255
                               NORCROSS, GA 30071


            NOTICE OF POSTPONEMENT OF ANNUAL MEETING OF SHAREHOLDERS
                          NOW TO BE HELD APRIL 27, 2004

      Notice is hereby given that the Annual Meeting of Shareholders of Simtrol, Inc. (the "Company"), originally scheduled to be held on April 22, 2004, has been postponed until April 27, 2004. The postponement was necessary because events outside of the Company's control prevented the Company from distributing its proxy materials to shareholders within the time prescribed by applicable law. Other than the change in the date of the meeting provided by this new notice, there are no changes to the notice, proxy statement or proxy card that are enclosed herewith or that were previously delivered to you. If you have already voted by telephone or returned a proxy card, your votes will be counted at the postponed Annual Meeting and you do not need to take any additional action.

      The postponed Annual Meeting of Shareholders of the Company will be held on Tuesday, April 27, 2004 at 4:00 p.m., at the Company's offices, 2200 Norcross Parkway #255, Norcross, Georgia, for the following purposes:

      (1) to elect five directors to constitute the Board of Directors of the Company;

      (2) to approve a one-for-ten reverse stock split of the Company's outstanding common stock;

      (3) to approve an amendment to the Company's 2002 Stock Option Plan to increase the number of shares of the Company's common stock that may be issued under the Plan;

      (4) to ratify the appointment of Marcum & Kliegman LLP as the Company's independent auditors for the fiscal year ending December 31, 2004; and

      (5) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only shareholders of record at the close of business on March 12, 2004 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                                           By Order of the Board of Directors,



                                           Larry M. Carr, Chairman of the Board

               THIS NOTICE IS DATED AND IS FIRST BEING MAILED TO
                        SHAREHOLDERS ON APRIL 16, 2004.